UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2007

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 1, 2007, many of the Company’s casino customers in the United Kingdom (“UK”) chose to discontinue the provision of the Company’s credit card cash advance services as a result of the UK Gambling Act 2005 (the “Gambling Act”) becoming effective.

The Gambling Act may be interpreted as prohibiting the Company’s provision of credit card cash advance services in UK casinos. The Company interprets the Gambling Act differently and has taken the position, supported by advice from its UK gaming counsel, that the Gambling Act does not prohibit the continued provision of the Company’s credit card cash advance services. The Company and certain of its casino customers in the UK are consulting with the UK Gambling Commission regarding the interpretation of the Gambling Act. The UK Gambling Commission defers to the UK judiciary for the correct legal interpretation of the Gambling Act. After further discussions with the UK Gambling Commission, the Company may determine that seeking a judicial interpretation of the Gambling Act is appropriate.

Although the Company cannot predict if or when these UK casinos will resume the provision of the Company’s credit card cash advances services, the Company does not expect these casinos to do so unless and until the UK Gambling Commission or the UK judiciary takes a formal position that the provision of the Company’s credit card cash advance services does not violate the Gambling Act. Until such time as these casinos resume the provision of the Company’s credit card cash advance services, if at all, the Company will not generate any revenue from the provision of credit card cash advance services at these casinos. During the six months ended June 30, 2007, the Company generated an aggregate of $3.3 million in revenues through the provision of debit card and credit card cash advance services in casinos in the UK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: September 5, 2007	By:	/s/ KIRK E. SANFORD
Kirk E. Sanford Chief Executive Officer